CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated July 27, 2023, with respect to the financial statements of Allspring C&B Large Cap Value Portfolio, Allspring Core Bond Portfolio, Allspring Disciplined International Developed Markets Portfolio, Allspring Disciplined Large Cap Portfolio, Allspring Diversified Large Cap Growth Portfolio, Allspring Emerging Growth Portfolio, Allspring Large Company Value Portfolio, Allspring Managed Fixed Income Portfolio, Allspring Real Return Portfolio, Allspring Small Company Growth Portfolio, and Allspring Small Company Value Portfolio, eleven of the funds comprising Allspring Master Trust, as of May 31, 2023, incorporated herein by reference and to the references to our firm under the “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
September 25, 2023